Exhibit 4.28

SEGUNDO CONVENIO MODIFICATORIO AL CONTRATO DE PRESTACIÓN DE SERVICIOS PROFESIONALES, CELEBRADO POR LA EMPRESA "MINERA SAN XAVIER" S.A. DE C.V., REPRESENTADA POR EL LIC. LUIS RODOLFO RODRÍGUEZ, EN ADELANTE "MSX" Y POR LA EMPRESA "FIREX" S.A. DE C.V., REPRESENTADA POR EL ING. JORGE MENDIZÁBAL ACEBO, EN ADELANTE "FIREX", AL TENOR DE LOS SIGUIENTES ANTECEDENTES, DECLARACIONES Y CLÁUSULAS.

SECOND AMENDMENT AGREEMENT TO THE PROFESSIONAL SERVICES CONTRACT, ENTERED INTO BY AND BETWEEN THE COMPANY "MINERA SAN XAVIER, S.A. DE C.V.", REPRESENTED BY MR. LUIS RODOLFO RODRIGUEZ (HEREINAFTER REFERRED TO AS "MSX") AND BY THE COMPANY "FIREX, S.A. DE C.V.", REPRESENTED BY MR. JORGE MENDIZABAL ACEBO (HEREINAFTER REFERRED TO AS "FIREX"), ACCORDING TO THE FOLLOWING ANTECEDENTS, REPRESENTATIONS AND CLAUSES.

A N T E C E D E N T E S .	A N T E C E D E N T S

PRIMERO.- Con fecha 25 de Octubre de 2004, MSX y FIREX celebraron contrato de prestación de servicios profesionales, en virtud del cual el segundo se comprometió con el primero a asistirle durante el desarrollo del proyecto minero de Cerro de San Pedro, localizado en el Municipio del mismo nombre, para lo cual se designó al Ing. Jorge Mendizábal Acebo como asesor en funciones de Director General de dicho proyecto. La vigencia originalmente pactada de dicho contrato fue de seis (6) meses.

FIRST.- On October 25th, 2004, MSX and FIREX entered into a professional services contract, by which the latter committed to assist the first, during the development of the mining project of Cerro de San Pedro, located in the Municipality of the same name, for which Mr. Jorge Mendizabal Acebo was appointed as advisor, acting as General Director of such project. The term of effectiveness originally agreed for such contract was of six (6) months.

SEGUNDO: Con fecha 15 de Abril de 2005, las partes celebraron un convenio modificatorio, a efecto de modificar la vigencia y el monto del contrato original.	SECOND.- On Aril 15, 2005, the parties entered an amendment agreement to the professional services contract, in order to modify the term of effectiveness and the professional fees of such contract.

TERCERO.- Por así convenir a los intereses de las partes, éstas han	THIRD: Since it represents a benefit for the parties, those have agreed to modify again

convenido, modificar el monto de dicho contrato, razón que justifica la celebración de este segundo convenio.	the professional fees of such contract, reason that justifies the formalization of the present second amendment agreement.

D E C L A R A C I O N E S .		R E P R E S E N T A T I O N S
I.	Declara MSX: ÚNICO.- Ratificar todas y cada una de las declaraciones establecidas en el contrato y convenio que se describen en los antecedentes PRIMERO y SEGUNDO de este instrumento.	I. Of MSX: UNIQUE.- To ratify each and all the representations established on the contract and amendment agreement described in the FIRST and SECOND antecedents of this document.

II.	Declara FIREX:	II. Of FIREX:

	ÚNICO.- Ratificar todas y cada una de las declaraciones establecidas en el contrato y convenio que se describen en los antecedentes PRIMERO y SEGUNDO de este instrumento.	UNIQUE.- To ratify each and all the representations established on the contract and amendment agreement described in the FIRST and SECOND antecedents of this document.

III.	Declaran las partes:	III. Of the parties:
	a) Ratificar los contenidos de sus respectivas declaraciones manifestadas en este instrumento y reconocerse la personalidad y capacidad jurídica con que comparecen a celebrar el mismo.	a) To ratify the content of their respective representations manifested in this document and to acknowledge the personality and legal capacity to which they formalize the same.
b) Aceptar regular la relación jurídica que les vincula, conforme a los términos, condiciones y alcances de este convenio modificatorio, de conformidad y en apego al contenido de los mismos,

b) To accept regulate the legal relationship that binds them,  according to the terms, conditions and scope of this amendment agreement, in accordance to the content of the same, granting their free will, not existing deceitful otorgando su libre acuerdo de voluntad, sin que exista para ello error, dolo, mala fe, ni ningún otro vicio que altere su libre consentimiento, por lo que otorgan la siguiente:

representations, error, bad faith, nor any other act or omission that would induce the parties to enter this agreement that they would not otherwise have made; the parties, therefore, agree the following:

C L Á U S U L A .	C L A U S E

ÚNICA.- Las partes ratifican el contenido y alcances de todas y cada una de las cláusulas contenidas en el contrato de prestación de servicios profesionales a que se refiere el antecedente PRIMERO de este convenio, con excepción de la cláusula TERCERA, la que se modifica y queda como sigue:

UNIQUE.- The parties ratify the content and scope of each and all the clauses container in the professional services contract, referred to in the FIRST antecedent of this document, with exception to clause THIRD, which is hereby amended as follows:

TERCERA.- HONORARIOS. MSX pagará a FIREX por la prestación de servicios profesionales descritos en la cláusula primera, la cantidad anual de US $86,250.00 (ochenta y seis mil doscientos cincuenta dólares americanos 00/100) más el Impuesto al Valor Agregado correspondiente, cantidad que se cubrirá en su equivalente en moneda nacional al valor dólar fix determinado por BANXICO en el día en que se deba realizar el pago."

THIRD.- PROFESSIONAL FEES. MSX shall pay FIREX, for the professional services described in clause first, a yearly fee equal to US$86,250.00 (eighty six thousand two hundred and fifty dollars 00/100 USCy) plus the corresponding Added Value Tax, amount that shall be paid in Mexican currency at the rate determined by BANXICO on the day on which the amount is due and payable."

Leído que fue el presente convenio, las partes lo firman por duplicado, en la ciudad de San Luis Potosí, el primer día mes de Abril de 2008.	Having read the parties the present agreement, they sign it in two (2) copies, in the city of San Luis Potosi, on the 1st day of April, 2008.

Por/By MSX	Por/By FIREX

/s/ Luis Rodolfo Rodriguez	/s/ Jorge Mendizabal Acebo
LIC. LUIS RODOLFO RODRÍGUEZ	ING. JORGE MENDIZÁBAL ACEBO

TESTIGOS DE ASISTENCIA
WITNESSES

/s/ Richard J. Hall	/s/ Carlos Gonzalez Andrade
SR. RICHARD J. HALL	LIC. CARLOS GONZÁLEZ ANDRADE